Exhibit 5.02

May 9, 2017

NRG Yield Operating LLC

and the Addressees set forth on Exhibit B

804 Carnegie Center

Princeton, New Jersey 08540

Re:                             Registration Statement on Form S-4 — UB Fuel Cell, LLC

Ladies and Gentlemen:

We have acted as special Connecticut counsel to UB Fuel Cell, LLC, a Connecticut limited liability company (the “Guarantor”), the Guarantor being a subsidiary of NRG Yield Operating, LLC, a Delaware limited liability company (the “Issuer”), in connection with the Issuer’s filing of a Registration Statement on Form S-4 (the “Registration Statement”), with the Securities and Exchange Commission (the “SEC”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $350,000,000 aggregate principal amount of the Issuer’s 5.00% Senior Notes due 2026 (the “Exchange Notes”) that are to be guaranteed on a senior unsecured basis by certain of the Issuer’s current and future direct and indirect subsidiaries, including the Guarantor.

The Exchange Notes are to be issued: (a) pursuant to that certain Indenture (the “Indenture”), dated as of August 18, 2016, among the Issuer, the guarantors named therein, and Delaware Law Trust Company (successor in interest to Law Debenture Trust Company of New York), as trustee (the “Trustee”); and (b) in accordance with that certain Registration Rights Agreement (the “Registration Agreement”), dated as of August 18, 2016, by and among the Issuer, the other guarantors party thereto and J.P. Morgan Securities LLC, as representative of the parties named therein as the initial purchasers therein.

All capitalized terms used but not otherwise defined herein shall have the same meanings that have been ascribed to them in the Indenture, unless the context otherwise requires.  This opinion is being furnished solely for the purpose of the Issuer to comply with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following: (i) the organizational documents of the Guarantor; (ii) a certificate of existence issued on May 5, 2017 by the Secretary of State of the State of Connecticut as to the Guarantor, a copy of which is attached hereto as Exhibit A (the “Guarantor’s Legal Existence Certificate”); (iii) a certificate of the Sole Member of the Guarantor dated May 9, 2017 (the “Sole Member’s Certificate”); (iv) the Unanimous Written Consent of the Sole Member of the Guarantor dated August 15, 2016 (the “Unanimous Consent”) adopted by the sole member of the Guarantor with respect to, among other things, the execution and delivery by the Guarantor of the Indenture, the guaranty of the Exchange Notes and other matters; (v) the Registration Statement and the prospectus contained therein, in substantially the form to be filed with the SEC pursuant to the Securities Act, and (vi) the Indenture.  We have also examined such other documents and certificates and such matters of law as we have deemed necessary for the purposes of this opinion.

In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified or photostatic copies.  We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered and that the Issuer’s execution of the Unanimous Consent has been duly authorized.   We have also assumed that the terms and conditions of the Indenture and Registration Agreement have not been amended, modified or supplemented, directly or indirectly, by any other agreement or understanding of the parties or by waiver of any of the material provisions of the Indenture and Registration Agreement by any of the parties to such documents. As to any facts material to the opinions expressed herein, we have made no independent investigation of such facts and have relied upon certificates of public officials, the Sole Member’s Certificate, and certificates of the legally authorized agents of the Guarantor.

Based upon, and subject to, the foregoing and subject also to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.              The Guarantor is a limited liability company, validly existing under the laws of the State of Connecticut.

2.              The Guarantor has the authority to perform its obligations under the Indenture, including its guarantee of the Exchange Notes.

Our opinion set forth in paragraph 1 above is rendered in reliance upon the Guarantor’s Legal Existence Certificate.

The opinions stated in this letter are limited to the applicable laws of the State of Connecticut as in effect on the date hereof, which laws are subject to change with

2

possible retroactive effect.  We do not express any other opinion herein concerning any other laws.

We hereby consent to (i) the filing of this opinion with the SEC as an exhibit to the Registration Statement and all amendments thereto, and (ii) reliance on this opinion by Kirkland & Ellis LLP.  We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

This opinion is rendered only as of the date hereof.  We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the State of Connecticut be changed by legislative action, judicial decision, or otherwise.  We also undertake no obligation to update or supplement this opinion to reflect any matters which may hereafter come to our attention or any amendments to the Exchange Notes and the Indenture, or changes in law or any other matters that may occur after the date of this opinion.

It is understood that this opinion is to be used only in connection with the offer and sale of the Exchange Notes while the Registration Statement is in effect and may not be used, quoted or relied upon by any other person or for any other purpose whatsoever, without in each such other instance obtaining our prior written consent.

Very truly yours,

MURTHA CULLINA LLP

By:	/s/ Frank J. Saccomandi, III
Frank J. Saccomandi, III
A Partner of the Firm

3

Exhibit A

Certificate of Legal Existence

Office of the Secretary of the State of Connecticut

I, the Connecticut Secretary of the State, and keeper of the seal thereof, DO HEREBY CERTIFY, that articles of organization for

UB FUEL CELL, LLC

a domestic limited liability company, were filed in this office on January 30, 2014.

Articles of dissolution have not been filed, and so far as indicated by the records of this office such limited liability company is in existence.

Secretary of the State

Date Issued: May 05, 2017

Business ID: 1130941 Standard Certificate Number: 2017144690001

Note: To verify this certificate, visit the web site http://www.concord.sots.ct.gov

Exhibit B

Addressees

UB Fuel Cell, LLC

NRG Yield LLC

Alta Wind 1-5 Holding Company, LLC

Alta Wind Company, LLC

NRG Energy Center Omaha LLC

NRG Energy Center Omaha Holdings LLC

NRG Yield RPV Holding LLC

NRG South Trent Holdings LLC

NYLD Fuel Cell Holdings LLC